BY-LAW NUMBER 2

being the

GENERAL BORROWING BY-LAW OF

DYNASTY GAMING INC.

The following general borrowing by-law of the Corporation, also referred to as By-law Number 2, which authorizes the directors to borrow money upon the credit of the Corporation, has been passed by a resolution of the directors and confirmed by a resolution of the shareholders, in accordance with the *Canada Business Corporations Act*.

1. In addition to the powers conferred on the directors by the articles and without restricting the generality of the powers conferred on the directors by section 189 of the *Canada Business Corporations Act*, the directors, if they see fit, and without having to obtain the authorization of the shareholders, may:

   (a) borrow money upon the credit of the Corporation;

   (b) issue or reissue debt obligations, debentures or other securities of the Corporation and pledge or sell the same at such price or amount as shall be deemed appropriate;

   (c) give a guarantee in the name of the Corporation to secure the performance of the obligation of another person, subject to it being established that the Corporation is or will be able to discharge its liabilities when due and that the realizable value of its assets will not be less than the aggregate of its liabilities and of its stated capital; and

   (d) grant a hypothec or a mortgage, even a floating hypothec or mortgage, on a universality of property, movable or immovable, present or future, corporeal or incorporeal, of the Corporation.

2. No provision shall limit or restrict the borrowing power of the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3. The directors, by way of resolution, may delegate the powers conferred on them by paragraph 1 above to a director, to an Executive Committee, to a committee of the Board of Directors or to an officer of the Corporation.

4. The powers hereby conferred should be deemed to be supplementary to, and not in substitution of, any borrowing powers possessed by the directors or by the officers of the Corporation independently of a borrowing by-law.

By-law Number 2, passed this

President and/or Secretary